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                                  EXHIBIT 10.4






                             AIRTOUCH COMMUNICATIONS

              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                  (Amended and Restated as of January 1, 1998)




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                             AIRTOUCH COMMUNICATIONS

              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                  (Amended and Restated as of January 1, 1998)



        SECTION 1.  ELIGIBILITY.

        Each member of the Board of Directors of AirTouch Communications, Inc. ("Company") who is not an employee of the Company, or any of its subsidiaries, is eligible to participate in a Deferred Compensation Plan for Non-Employee Directors (the "Plan").

        SECTION 2.  PARTICIPATION.

        2.1 Each Director may elect to participate in the Plan prior to the beginning of any quarter by directing that all or any part of the compensation which would otherwise have been payable currently for services as a Director (including fees payable for services as a member of a committee of the Board) during such calendar year and subsequent calendar years shall be credited to a deferred compensation account subject to the terms of the Plan.

        2.2 An election to participate in the Plan and an election with respect to the distribution of amounts deferred under the Plan shall be in the form of a document executed by the Director



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and filed with the Company. An election related to fees otherwise payable currently in any quarter shall become irrevocable on the last day prior to the beginning of such quarter. An election shall continue until a Director ceases to be a Director or until he or she terminates or modifies such election by written notice. Any such termination or modification shall become effective as of the end of the quarter in which such notice is given with respect to all fees otherwise payable in subsequent quarters.

        2.3 A Director who has filed a termination of election may thereafter again file an election to participate for any quarter subsequent to the filing of such election.

        SECTION 3.  DEFERRED ACCOUNTS.

        Deferred amounts shall be credited to the Director's account and shall bear interest from the date such fees would otherwise have been paid. The interest credited to the account will be compounded annually at the end of each calendar year. The rate of interest credited at the end of each calendar year shall be determined by the Company's Board of Directors from time to time.





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        SECTION 4.  DISTRIBUTION.

        4.1 At the time of election to participate in the Plan, a Director shall make an election with respect to the manner in which his account balance will be distributed. A Director may elect to receive such amounts in one payment or in some other number of approximately level annual installments (not exceeding 15). The amount of an annual installment shall be calculated by dividing the total amount, including interest, credited to the Director's account immediately prior to such installment by the remaining number of installments. As specified by the Director, the first installment (or the single payment if the Director has so elected) shall be paid as soon as practicable after the first day of the calendar year following (a) the calendar year in which the Director ceases to be a Director of the Company or any of its subsidiaries, (b) the calendar year in which the Director attains a specified age (between age 59 1/2 and 75), (c) the earlier of a specified number of years (maximum of five) after the Director ceases to be a Director of the Company or any of its subsidiaries or the attainment of age 75, or (d) the earlier of the attainment of a specified age (but not younger than 59 1/2) or the calendar year in which the Director ceases to be a Director of the Company or any of its subsidiaries. Subsequent installments shall be paid on the first day of each succeeding calendar year until the entire amount credited to the Director's account is paid. Amounts held pending distribution pursuant to

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this Section shall continue to accrue interest at the rate stated in Section 3.

        4.2 Notwithstanding an election pursuant to Section 4.1, in the event a Director ceases to be a Director of the Company or any of its subsidiaries and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business that is in competition with the Company or any of its subsidiaries, or becomes employed by any governmental agency having jurisdiction over the activities of the Company or any of its subsidiaries, the entire balance of deferred fees, including interest, shall be paid immediately in a single payment.

        4.3 A Director may elect that, in the event the Director should die before full payment of all amounts credited to his or her account, the balance of the deferred amounts shall be distributed in one payment, or in a number of annual installments (not exceeding 10) or by a continuation of the installment distributions being made or to be made to the Director, to the beneficiary or beneficiaries designated in writing by the Director, or if no designation has been made, to the estate of the Director in a single payment. The first installment (or the single payment if the Director has so elected) shall be paid on or about the first day of the quarter next following the month of death. The preceding sentence shall not apply if the beneficiary or beneficiaries are to receive a



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continuation of installment distributions being made or to be made to the
Director.

        SECTION 5.  MISCELLANEOUS.

        5.1 The rights of a Director to any deferred fees and/or interest thereon shall be those of a general creditor and shall not be subject in any manner to assignment by the Director.

        5.2 The Company shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations hereunder. The Company's obligation to pay the deferred amounts shall be unfunded as to the Director.

        5.3 Copies of the Plan and any and all amendments thereto shall be made available to all Directors at all reasonable times at the Company's corporate headquarters.

        5.4 The Board of Directors shall have the sole authority and discretion to construe and interpret this Plan in accordance with its terms and provisions and to make rules relating to the administration thereof. The decision of the Board of Directors with respect to any issues relating to the interpretation of this Plan shall be final, conclusive and binding on all parties. The Board of Directors may delegate any part of its duties hereunder to the Company's Senior Vice President, Human



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Resources and Corporate Services subject to the final authority of the Board of
Directors.

        5.5 The Board of Directors may terminate, suspend, or amend this Plan in whole or in part, at any time, as it may deem advisable, provided that no such termination, suspension, or amendment shall impair any rights which have already accrued to a Participant under this Plan.

        5.6 The Company's Senior Vice President, Human Resources and Corporate Services with the approval of the Company's Senior Vice President - Legal, External Affairs and Secretary, shall be authorized to make minor or administrative changes to the Plan.

        SECTION 6.  EXECUTION.

         To record the amendment and restatement of the Plan as set forth herein, effective as of January 1, 1998, the Company has caused its authorized representative to execute the same this ___ day of _______________, 1998.

                                        By:
                                           -----------------------------------
                                                     Brian Jones
                                             Senior Vice President, Human
                                             Resources and Corporate Services


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